Exhibit. 4.3

SECOND AMENDMENT TO TAX BENEFIT PRESERVATION PLAN

This SECOND AMENDMENT TO THE TAX BENEFIT PRESERVATION PLAN, dated as of March 13, 2014 (“Amendment”), is between Leap Wireless International, Inc., a Delaware corporation (the “Company”) and Computershare Inc., successor-in-interest to Computershare Shareowners Services LLC (f/k/a Mellon Investor Services LLC), as Rights Agent (the “Rights Agent”), and amends the Tax Benefit Preservation Plan, dated as of August 30, 2011, between the Company and the Rights Agent (as amended, the “Rights Agreement”).  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Rights Agreement.

WHEREAS, the Company and the Rights Agent previously entered into the Rights Agreement; and

WHEREAS, pursuant to Section 26 of the Plan, at any time prior to the time at which the Rights are no longer redeemable, the Company may supplement or amend the Plan without the approval of any holders of Rights or Common Stock;

WHEREAS, the Company desires to amend the Final Expiration Date under the Rights Agreement.

NOW, THEREFORE, in consideration of the foregoing promises and mutual agreements set forth in this First Amendment, the parties hereby amend the Rights Agreement as follows:

1. Amendment of the Rights Agreement. Section 7.1 of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

7.1. Exercise of Rights. Subject to Section 11.1.2 and except as otherwise provided herein, the registered holder of any Right Certificate may exercise the Rights evidenced thereby in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase and certification on the reverse side thereof properly completed and duly executed, to the Rights Agent at the office of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price for the total number of one one-thousandths of a share of Preferred Stock (or other securities, cash or other assets, as the case may be) as to which the Rights are exercised and an amount equal to any tax or charge required to be paid under Section 9 hereof, at any time prior to the time (the “Expiration Date”) that is the earliest of (i) immediately prior to the Effective Time (as defined in the Merger Agreement) (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23 (the “Redemption Date”), (iii) the closing of any merger or other acquisition transaction involving the Company pursuant to an agreement of the type described in Section 13.3 at which time the Rights are deemed terminated, (iv) the time at which the Rights are exchanged as provided in Section 27, (v) the time at which the Board determines that the NOLs are utilized in all material respects or no longer available in any material respect under Section 382 of the Code or that an ownership change under Section 382 of the Code would not adversely impact in any material respect the time period in which the Company could use the NOLs, or materially impair the amount of the NOLs that could be used by the Company in any particular time period, for applicable tax purposes, or (vi) a determination by the Board, prior to the time any Person becomes an Acquiring Person, that the Plan and the Rights are no longer in the best interests of the Company and its stockholders. The Company shall promptly notify the Rights Agent in writing upon the occurrence of the Expiration Date and, if such notification is given orally, the Company shall confirm same in writing on or prior to the Business Day next following. Until such notice is received by the Rights Agent, the Rights Agent may presume conclusively for all purposes, prior to the Final Expiration Date, that the Expiration Date has not occurred.

2. Final Expiration Date. The Rights Agreement, including all Exhibits attached thereto, is amended such that all references to the date August 31, 2014 are hereby amended to reference the date March 13, 2014.

3. Effective Time of this Amendment.  This Amendment shall be deemed effective as of 12:01 a.m. on the date hereof.

4. Confirmation of the Rights Agreement.  Except as amended or modified hereby, all terms, covenants and conditions of the Rights Agreement as heretofore in effect shall remain in full force and effect and are hereby ratified and confirmed in all respects.

5. Governing Law.  This Amendment shall be deemed to be a contract made under the internal laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

6. Counterparts.  This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts together shall constitute but one and the same instrument.  A signature to this Amendment transmitted electronically shall have the same authority, effect and enforceability as an original signature.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first above written.

Attest:			LEAP WIRELESS INTERNATIONAL, INC.
By:	/s/ Robert J. Irving, Jr.	By:	/s/ S. Douglas Hutcheson
	Name: Robert J. Irving, Jr.		Name: S. Douglas Hutcheson
	Title: Chief Legal Administrative Officer		Title: Chief Executive Officer

Attest:			COMPUTERSHARE INC. as Rights Agent
By:	/s/ Tamika Lee	By:	/s/ Robert A. Buckley, Jr.
	Name: Tamika Lee		Name: Robert A. Buckley, Jr.
	Title: Admin. Asst.		Title: Senior Vice President

[Signature Page to Termination of Rights Agreement]